Exhibit 10.27

Supplementary Agreement

Party A: Inner Mongolia Erdos TCH Energy Saving Development Co.,Ltd. (“Party A‘)

Party B: Inner Mongolia Erdos Metallurgy Co.,Ltd. (”Party B”)

Whereas: According to the requirements of the Tax Administration and the fact that the the Cooperation Agreement of Wast-Heat Electricity Generaton Project (“Cooperation Agreement) signed between the two parties became effective, the both parties hereby agree to sign this Supplementary Agreement through friendly negotiation in order to adapt to the changing situation.

The Article 3 of the Cooperation Agreement signed by the two parties in April, 2009 is revised as the following:

1.
Party A should be responsible for the operation after the project is completed, and Party A provides Party B with the electricity. The settlement price of the electricity shall be reconfirmed in accordance with the Power Purchase Agreement.

2.
For each project, from the date of completion and operation, the operation period for Party A is 20 years. After the operation period ended, Party A shall transfer the title of the project assets to Party B without futher charges.

3.
Party B shall try its best to coordinate production scheduling arrangement between  the power generatiion project and Party B and to ensure the stable working hours of the power generation project not less than 7,500 hours per year.

4.
In consideretion of the difference in the tax base to be levied between sales tax and value-added tax, both parties agree to adjust the electricity price from previously agreed 0.28 Yuan /Kwh to 0.325 Yuan/Kwh, and the adjustment shall be confirmed in the Power Purchase Agreement.

5.
In order to guarantee the economic returns of Party A’s investment and reflect the change in the forms of reveunes, the equipment rental shall turn into a fixed amount revenue to Party A as following: if the electricity sale is more than 1.5 million yuan per 9MW station, the revenue shall be calculated based on the actual sale of electricity; and if the electricity sale is less than 1.5 million per 9MWstation, the revenue shall be fixed as 1.5 million yuan per 9MW station.

6.
In view of forcasting on the future electrovalence of the State Grid, both parties agree to sign the Power Purchase Contract on yearly basis, to determine the realtime electricity selling price, however, the adjsutment of the electricity selling price shall not effect the fulfillment of the above-mentioned item 5.

This agreement is the supplemental to the Cooperaton Agreement signed by both parties in April, 2009, and it has the same legal effect as the above-mentioned contract. This agreement shall prevail in the event of any inconsistency between this agreement and the above-mentioned contract.
This Supplemental Agreement shall be made in four originals, two for each party. This agreement shall takes effective from the date when it is signed by both Parties’ legal representatives or their authorized representatives and stamped with corporate seals of both Parties.

Party A: Erdos TCH Energy Saving Development Co.,Ltd.
Legal Representative (Authorization): /s/ Legal Representative of Erdos TCH Energy Saving Development Co.,Ltd.
Date: 1 Dec., 2009

Party B: Erdos Metallurgy Co.,Ltd.
Legal Representative (Authorization): /s/ Legal Representative of Erdos Metallurgy Co., Ltd.
Date: 1 Dec., 2009